Exhibit 99.1

OUTFRONT Media Announces Pricing of Senior Unsecured Notes Offering

New York, June 3, 2026 — OUTFRONT Media Inc. (NYSE: OUT) today announced that two of its wholly-owned subsidiaries priced a private offering of $500.0 million in aggregate principal amount of 6.000% Senior Notes due 2034 (the “notes”). The notes will be sold at an issue price of 100.0% of the principal amount. The offering is expected to close on June 12, 2026, subject to customary closing conditions.

OUTFRONT Media intends to use the net proceeds from the notes offering, along with borrowings under its accounts receivable securitization facility and cash on hand, to redeem all of its outstanding 5.000% Senior Notes due 2027 (the “2027 notes”) and to pay accrued and unpaid interest on the 2027 notes, if any, to, but excluding, the redemption date, and to pay fees and expenses in connection with the notes offering and the 2027 notes redemption.

The notes will be guaranteed on a senior unsecured basis by OUTFRONT Media Inc. and each of its direct and indirect subsidiaries that guarantees its senior credit facilities.

The notes were offered and will be sold in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in transactions outside the United States pursuant to Regulation S under the Securities Act. The notes have not been, and will not be, registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall there be any sale of the notes in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction. This press release does not constitute a notice of redemption with respect to the 2027 notes.

Cautionary Statement Regarding Forward-Looking Statements
OUTFRONT Media Inc. (“we” or “our”) has made statements in this press release that are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the use of forward-looking terminology such as “will,” “intends,” or “expects,” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions related to our capital resources, portfolio performance and results of operations. Forward-looking statements involve numerous risks and uncertainties, and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise and may not be able to be realized. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: our ability to consummate the notes offering and the 2027 notes redemption; declines in advertising and general economic conditions; competition; government regulation; our ability to operate our digital display platform; losses and costs resulting from recalls and product liability, warranty and intellectual property claims; our ability to obtain and renew key municipal contracts on favorable terms; taxes, fees and registration requirements; decreased government compensation for the removal of lawful billboards; content-based restrictions on outdoor advertising; seasonal variations; acquisitions and other strategic transactions that we may pursue could have a negative effect on our results of operations; dependence on our management team and other key employees; experiencing a cybersecurity incident; changes in regulations and consumer concerns regarding privacy, information security and data, or any failure or perceived failure to comply with these regulations or our internal policies; asset impairment charges for our long-lived assets and goodwill; environmental, health and safety laws and regulations; expectations relating to environmental, social and governance considerations; our substantial indebtedness; restrictions in the agreements governing our indebtedness; incurrence of additional debt; interest rate risk exposure from our variable-rate indebtedness; our ability to generate cash to service our indebtedness; cash available for distributions; hedging transactions; the ability of our board of directors to cause us to issue additional shares of stock without common stockholder approval; certain provisions of Maryland law may limit the ability of a third party to acquire control of us; our rights and the rights of our stockholders to take action against our directors and officers are limited; our failure to remain qualified to be taxed as a real estate investment trust (“REIT”); REIT distribution requirements; availability of external sources of capital; we may face other tax liabilities even if we remain qualified to be taxed as a REIT; complying with REIT requirements may cause us to liquidate investments or forgo otherwise attractive investments or business opportunities; our ability to contribute certain contracts to a taxable REIT subsidiary (“TRS”); our planned use of TRSs may cause us to fail to remain qualified to be taxed as a REIT; REIT ownership limits; complying with REIT requirements may limit our ability to hedge effectively; the ability of our board of directors to revoke our REIT election at any time without stockholder approval; the Internal Revenue Service may deem the gains from sales of our outdoor advertising assets to be subject to a 100% prohibited transaction tax; establishing operating partnerships as part of our REIT structure; and other factors described in our filings with the Securities and Exchange Commission (the "SEC"), including but not limited to the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 26, 2026. All forward-looking statements in this press release apply as of the date of this press release or as of the date they were made and, except as required by applicable law, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events, or other changes.

About OUTFRONT Media Inc.
OUTFRONT is one of the largest and most trusted out-of-home media companies in the U.S., helping brands connect with audiences in the moments and environments that matter most. As OUTFRONT evolves, it’s defining a new era of in-real-life (IRL) marketing, turning public spaces into platforms for creativity, connection, and cultural relevance. With a nationwide footprint across billboards, digital displays, transit systems, and other out-of-home formats, OUTFRONT turns creative into powerful real-world experiences. Its in-house agency, OUTFRONT STUDIOS, and award-winning innovation team, XLabs, deliver standout storytelling, supported by advanced technology and data tools that can drive measurable impact.

Contacts:

Investors:	Media:
Stephan Bisson	Courtney Richards
Investor Relations	Events & Communications
(212) 297-6573	(646) 876-9404
stephan.bisson@outfront.com	courtney.richards@outfront.com